Exhibit 10.2

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of May 20, 2019 (the ‘”Effective Date”) by and between John J. Haley (“Executive”) and Willis Towers Watson Public Limited Company (the “Company”).

WHEREAS, Executive and the Company are party to an Employment Agreement, dated as of March 1, 2016, as amended on July 18, 2018 (the “Employment Agreement”), pursuant to which Executive serves as the Chief Executive Officer of the Company:

WHEREAS, the current term of the Employment Agreement continues until January 1, 2021;

WHEREAS, the Company and Executive desire to enter into this Amendment, effective on the Effective Date, to modify (i) the expiration of the term of the Employment Agreement from January 1, 2021 to December 31, 2020, and (ii) the date on which certain of Executive’s deferred compensation contributions vest and are contributed from January 1, 2021 to December 31, 2020; and

WHEREAS, the Employment Agreement may be amended by means of a written agreement executed by the Company and Executive.

NOW, THEREFORE, effective upon the Effective Date, and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.Section 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Term. Executive’s Employment under this Agreement shall be effective as of January 1, 2019 (the “Effective Date”) and shall terminate on December 31, 2020 (the “Expiration Date,” and such period, the “Term”). The Term shall terminate on the Expiration Date or any earlier Termination Date (as described in Section 3(a)).”

2.Section 2(h) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(h) Deferred Compensation Contributions. The Company shall make the following contributions to Executive’s discretionary contribution account under the Company’s Non-Qualified Deferred Savings Plan for U.S. Employees (the “Deferred Compensation Plan”), subject to Executive’s continued employment with the Company on each applicable contribution date: (a) $1 million on January 1, 2019, which shall vest based on Executive’s employment on the first anniversary of the contribution date, (b) $1 million on January 1, 2020, which shall vest based on Executive’s employment on and until the Expiration Date, and (c) $520,000 on the Expiration Date, which shall be contributed on a fully vested basis subject to Executive’s retirement from the Company as of such date (the “Deferred Compensation Contributions”). Interest at an annual rate of 4.5% shall be credited to each of the Deferred Compensation Contributions from the date of contribution until the date of payment. The Deferred Compensation Contributions, including accrued interest, shall be paid to Executive on August 31, 2021.  Notwithstanding the foregoing, upon any termination of Executive’s employment pursuant to Section 3(b) hereof, any Deferred Compensation Contributions that have been made prior to the date of such termination shall be vested in full, and all vested amounts shall be paid in accordance with the Deferred Compensation Plan, subject to the release of claims requirement in Section 3(g) hereof. Upon termination of Executive’s employment for any reason, Executive shall not be entitled to receive any Deferred Compensation Contributions that have not been made prior to such date.

3.Amendment Effective Date.  This Amendment shall be effective as of the Effective Date.

4.References. As of the Effective Date, all references in the Employment Agreement to “Agreement” and any other references of similar effect shall refer to the Employment Agreement as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

5.Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto.

6.Governing Law. This Amendment is to be interpreted, construed and governed according to the laws of the State of New York without regard to conflicts of laws.

7.Counterparts. The Parties hereto may execute this Amendment in counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

Willis Towers Watson Public Limited Company

By:/s/ Matthew S. Furman
Name:Matthew S. Furman
Title:  General Counsel

ACCEPTED AND AGREED:

/s/ John J. Haley
John J. Haley